Exhibit 10.1

INVESTMENT AGREEMENT

by and between

THE ELMET GROUP CO.

and

THE UNITED STATES DEPARTMENT OF WAR

dated as of September 11, 2026

i

Annex/Exhibit List

Annex I	Specified Projects Schedule
Annex II	Subsequent Funding Periods Schedule

Exhibit A	Form of Certificate of Designations
Exhibit B	Form of Investor Rights Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Warrant
Exhibit E	Form of Certificate of Incorporation
Exhibit F	Form of Bylaws

ii

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is entered into effective as of September 11, 2026, by and between The Elmet Group Co., a Delaware corporation (the “Company”), and the United States Department of War (“DOW”). DOW and the Company are sometimes referred to herein together as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, DOW desires to purchase up to an aggregate of $450,000,000 (the “Total Preferred Purchase Price”) worth of shares of the Company’s Class A Redeemable Preferred Stock (the “Class A Preferred Stock”), having the powers, privileges, preferences and rights, and the qualifications, limitations and restrictions, set forth herein in the certificate of designations of the Company in the form attached hereto as Exhibit A (the “Certificate of Designations”), the investor rights agreement in the form attached hereto as Exhibit B (the “Investor Rights Agreement”), the registration rights agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) and the Delaware General Corporation Law;

WHEREAS, at the Initial Closing (as defined below), the Company shall issue to DOW, and DOW shall subscribe for, purchase and acquire from the Company, in a private placement, 200,000 shares of Class A Preferred Stock, for $200,000,000 (the “Initial Preferred Purchase Price” and, such purchase, the “Initial Preferred Purchase”);

WHEREAS, pursuant to the Subsequent Closings (as defined below) scheduled pursuant to Annex II attached hereto (the “Subsequent Funding Periods Schedule”) and subject to the conditions set forth herein, the Company shall issue to DOW, and DOW shall subscribe for, purchase and acquire from the Company, in a private placement, an aggregate of 250,000 shares of Class A Preferred Stock from time to time during the Commitment Period, for an aggregate price of $250,000,000 (such purchases, collectively, the “Subsequent Preferred Purchases” and together with the Initial Preferred Purchase, the “Preferred Purchase”);

WHEREAS, at the Initial Closing, the Company shall issue to DOW the Penny Warrant (as defined below) to purchase 5,675,506 shares of Common Stock (as defined below) and the Strike Price Warrant (as defined below) to purchase 1,891,835 shares of Common Stock (collectively, the “Warrants”), in each case in the form attached hereto as Exhibit D (such issuance, the “Warrant Issuance”);

WHEREAS, the Parties intend that the Class A Preferred Stock issued at the Initial Closing and each Subsequent Closing are intended to constitute a single series of preferred stock of the Company with identical rights, preferences, privileges and restrictions as set forth in the Certificate of Designations, notwithstanding that (i) such Class A Preferred Stock will be issued at multiple Closings and (ii) the Warrants will be issued solely at the Initial Closing.

WHEREAS, following the consummation of the Preferred Purchase and the Warrant Issuance, the Company shall use the proceeds received from such transactions to fund certain growth initiatives mutually agreed by the Parties as set forth herein; and

WHEREAS, the Parties desire to agree to be bound by the terms of this Agreement, which is entered into effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.01 Defined Terms. For purposes of this Agreement, each capitalized term set forth in this Agreement shall have the meaning ascribed to it in this Section 1.01 or the provision of this Agreement in which such term is defined, as applicable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of the representations, warranties, covenants and other obligations of the Company set forth in this Agreement, in no such case shall DOW be deemed to be an “Affiliate” of the Company.

“Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement (regardless of whether written or unwritten), including without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether subject to ERISA), and any bonus, incentive, deferred compensation, paid time off, vacation, stock or equity purchase, stock or other compensatory option, severance, employment, change of control or fringe benefit plan, program or policy.

“Breach Event” has the meaning ascribed to it in the Investor Rights Agreement.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions are not open in Washington, D.C. or New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commitment Period” means the period beginning on the date that is six (6) months from the Initial Closing Date and ending on the earliest of (a) the date that is thirty (30) months from the Initial Closing Date, (b) unless otherwise determined by DOW, (i) the occurrence of a Change of Control (as defined in the Investor Rights Agreement), or (ii) the redemption of all outstanding shares of Class A Preferred Stock, (c) the issuance of an aggregate of 450,000 shares of Class A Preferred Stock or (d) such period as the Company and DOW may mutually agree.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company SEC Documents” means all registration statements, prospectuses, forms, reports, certifications, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be, including such documents and any other documents filed or furnished by the Company with the SEC since the Lookback Date as have been supplemented, modified or amended since the time of filing.

“Contract” means, with respect to any Person, any written or oral and legally binding contract, lease, sublease, deed, deed of trust, license, sublicense, arrangement, option, plan, mortgage, note, undertaking, indenture, joint venture, instrument or other agreement, commitment or legally binding arrangement to which or by which such Person is a party or otherwise subject or bound.

“Data Protection Laws” means all applicable Laws, regulations, rules, binding regulatory guidance, and official directives relating to privacy, data security, or data protection.

“Default” has the meaning ascribed to it in the Investor Rights Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to DOW concurrently with the execution of this Agreement.

“DOW Investors” has the meaning ascribed to it in the Investor Rights Agreement.

“Environmental Law” means all applicable Laws as enacted and in effect on the date hereof concerning pollution or protection of the environment or human health and safety (to the extent relating to exposure to Hazardous Substances), including all those relating to the preservation or reclamation of natural resources or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, Release, or cleanup of Hazardous Substances.

“Equity Securities” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Event” means (a) the occurrence of a reportable event (as defined in Section 4043 of ERISA (other than an event not subject to the provision for notice under such Section)) with respect to any Plan; (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Plan that is a Multiemployer Plan; (c) a determination that any Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Plan that is a Multiemployer Plan is in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate a Plan or the treatment of an amendment to a Plan as a termination under Section 4041 of ERISA; (f) the institution by the Pension Benefit Guaranty Corporation (“PBGC”) of proceedings to terminate any Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the imposition of liability on the Company, any of its Subsidiaries, or any of their Affiliates, pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) the withdrawal of the Company, any of its Subsidiaries or any of their Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by the Company, any of its Subsidiaries or any of their Affiliates of a notice from any Multiemployer Plan that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon the Company or any of its Subsidiaries; (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Plan; or the occurrence of any development similar to any of the foregoing under applicable non-U.S. Laws with respect to any Plan.

“Event of Default” has the meaning ascribed to it in the Investor Rights Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the U.S. Government, currently established by 31 U.S.C. § 1102.

“Government Bid” means any quotation, bid or proposal that is individually valued at more than $5,000,000 or otherwise material to the Company for awards of new Government Contracts submitted by the Company for which award has not yet been made.

“Government Contract” means any written Contract that is material to the business of the Company and its Subsidiaries, taken as a whole, between the Company, on the one hand, and any (a) Governmental Authority, (b) prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) higher-tier subcontractor with respect to any contract of a type described in clause (a) or clause (b), on the other hand, in effect as of the date of this Agreement.

“Governmental Authority” means any (a) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Authorization” means any approval, consent, ratification, license, permit, certificate, identification number, approval, exemption, variance product registration or other registration issued or granted by or filed with any Governmental Authority pursuant to applicable Law.

“Hazardous Substances” means (i) any substance, material, or waste that is regulated under any Environmental Law due to its toxic, hazardous, dangerous or deleterious properties or characteristics, (ii) petroleum and its refined products, (iii) polychlorinated biphenyls, (iv) per- and polyfluoroalkyl substances; and (v) friable asbestos and asbestos-containing materials, lead, radon, and radioactive materials and substances.

“Intellectual Property Rights” or “Intellectual Property” means all intellectual property and property rights throughout the world, and all right, title and interest in and to the following worldwide: (a) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (b) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (c) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (d) Software, (e) Internet domain names, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and all other information that derives economic value from not being generally known (collectively the “Proprietary Information”), (g) moral rights, and (h) rights of privacy and publicity.

“Law” means all domestic or foreign codes, laws, common laws, statutes, Governmental Authorizations, ordinances, rules, regulations, orders, writs, judgments or injunctions of Governmental Authority, including any amendments thereto.

“Liens” means any charge, lien, mortgage, deed of trust, pledge, hypothecation, security interest, option, right of first refusal, restriction on transfer or voting, defect of title, easement, servitude, restrictive covenant or other similar restriction, encroachment or other survey defect, adverse claim of ownership or use, encumbrance, deed to secure debt, lease, license, or other restriction or limitation of any kind or character, except that any non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business shall not constitute a Lien.

“Lookback Date” means April 22, 2026.

“Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Company and its consolidated Subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include the effects of (A) changes in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), national or international political conditions or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and its Subsidiaries operate, (B) changes or proposed changes in generally accepted accounting principles in the United States (“GAAP”) or authoritative interpretations thereof, (C) changes affecting the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes or proposed changes in securities and other laws of general applicability or related policies or interpretations of Governmental Authorities, (E) any “act of God,” including, but not limited to, weather, natural disasters, earthquakes, epidemics, pandemics and disease outbreaks (in the case of each of these clauses (A)—(E), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated Subsidiaries taken as a whole relative to comparable companies), (F) changes or proposed changes in U.S. or non-U.S. tariff levels or policies or U.S. or non-U.S. international trade policies, (G) changes in the market price or trading volume of the Common Stock, or any other Equity Securities or debt securities of the Company or its consolidated Subsidiaries (it being understood and agreed that the exception set forth in this clause (G) does not apply to the underlying reason giving rise to or contributing to any such change), (H) instance of cyberterrorism directly affecting the Company and its consolidated subsidiaries, or (I) any failure by the Company to meet its internal financial projections, estimates or budgets (it being understood and agreed that the exception set forth in this clause (I) does not apply to the underlying reason giving rise to or contributing to any such change).

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

“OFAC” means U.S. Department of Treasury’s Office of Foreign Assets Control.

“Open Source Materials” means (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works at no or minimal charge or (C) be redistributable at no or minimal charge.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent in all material respects with past practice.

“Penny Warrant” means the warrant in the form attached hereto as Exhibit D representing 75% of the Warrants exercisable at $0.001 per share as of the date hereof.

“Permits” mean all franchises, licenses, registrations, approvals, authorizations, accreditations, certificates, permits or other rights and privileges issued by any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for the payment of Taxes that are either (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting principles; (b) mechanics’, workmen’s, materialmen’s, suppliers’, warehouse and other like Liens (i) arising or created in the Ordinary Course of Business for amounts not yet delinquent, or (ii) that are being contested in good faith and by appropriate proceedings in accordance with any applicable Laws; (c) Liens and other encumbrances that would be disclosed by a current title search of the applicable Owned Real Property or Leased Real Property; (d) Liens to which the fee simple interest (or any superior leasehold interest) in any Leased Real Property is subject, provided that such Liens were not caused by the Company or its Subsidiaries in breach of the applicable lease to which the applicable Leased Real Property is subject; (e) Liens that would be disclosed by an accurate survey of the applicable Owned Real Property or Leased Real Property; (f) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the applicable real property which are not violated in any material respect by the current use, occupancy or operation of such real property; (g) Liens arising under any Real Property Leases to which any applicable Leased Real Property is subject; and (h) all Liens arising pursuant to the provisions of the organizational documents of the Company or its Subsidiary, in respect of obligations that are not yet due.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, an unincorporated association or a Governmental Authority or any department, agency or political subdivision thereof.

“Personal Information” means information that identifies a particular individual, including information defined as “personal information,” “personal data,” “personally identifiable information” or any similar term under applicable Data Protection Laws that is directly collected or maintained by the Company in the Ordinary Course of Business.

“Plan” means any Benefit Plan providing benefits to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute.

“Proceeding” means any action, arbitration, hearing, lawsuit, legal proceeding, litigation, grievance, charge, complaint, administrative enforcement proceeding, examination, inquiry, mediation, or other proceeding (whether administrative, judicial, civil, criminal or investigative, whether formal or informal, whether public or private) or, to the knowledge of the Company or any of its Subsidiaries, any audit or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Project” means the projects and matters set forth on Annex I hereto (as may be amended or modified after the date hereof by mutual agreement of the Company and DOW after the date hereof.

“Proper Application” means the submission of an application by a party for a permit, license, or other approval, in a timely manner, accompanied by all relevant application and administration charges and fees payable by the relevant party.

“Qualified Governmental Authority” means any U.S. federal Governmental Authority, division, department, organization, instrumentality or similar entity or body controlled, directly or indirectly, by the United States that can deliver a valid and duly executed Internal Revenue Service Form W-9 or otherwise demonstrate that it is a “United States person” for U.S. federal income tax purposes.

“Release” means any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, emitting or leaching into the environment, including ambient air, surface water, groundwater, land surface or subsurface strata.

“Remedial Action” means any or all actions, to the extent required under Environmental Law, to (i) clean up, remove, treat, or otherwise address any Hazardous Substances, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substances, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct or otherwise address any non-compliance with Environmental Law or Permits required under Environmental Law.

“Representatives” of a Person shall mean any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Strike Price Warrant” means the warrant in the form attached hereto as Exhibit D representing 25% of the Warrants exercisable at $15.92 per share as of the date hereof.

“Subsidiary” means, with respect to any specified Person, any: (a) corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly, owned by such Person; or (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such partnership, joint venture, association or other entity.

“Tax Returns” means all returns, declarations, reports, and information statements and returns required to be filed with a Governmental Authority relating to Taxes, including original returns and filings, amended returns, claims for refunds, and information returns.

“Taxes” means any and all U.S. federal, state, or local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Authority, including (a) taxes or other charges in the nature of a tax imposed on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; (b) other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and (c) customs duties, tariffs, and similar charges (together with, in the case of clauses (a) through (c), any and all interest, penalties and additions to tax).

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Warrants, and any other agreements, certificates or instruments, including the Certificate of Designations, to be executed or delivered in connection with this Agreement on the Closing Date.

“U.S.” or “United States” means the United States of America.

TERM	SECTION
Agreement	Preamble
Bylaws	Section 2.04(b)(i)(F)
Capitalization Date	Section 4.06
Certificate of Designations	Recitals
Certificate of Incorporation	Section 2.04(b)(i)(F)
Class A Preferred Stock	Recitals
Closing	Section 2.03
Closing Date	Section 3.02(a)
Company	Preamble
Company Reports	Section 4.09(a)
Company Software	Section 4.14(e)
Conversion Shares	Section 4.07
DOW	Preamble
Federal Law	Section 7.02
Financial Statements	Section 4.18
FOCI	Section 4.25(k)
GAAP	Section 1.01

Initial Closing	Section 2.03
Initial Closing Date	Section 2.03
Initial Closing Preferred Shares	Section 2.01
Initial Preferred Purchase	Recitals
Initial Preferred Purchase Price	Recitals
Investor Rights Agreement	Recitals
IT Systems	Section 4.15
Latest 10-Q	Section 4.06
Leased Real Property	Section 4.17(b)
Owned Real Property	Section 4.17(a)
Parties or Party	Preamble
Permitted Uses	Section 6.04(a)
Preferred Purchase	Recitals
Preferred Shares	Section 3.02(b)
Proceeds	Section 6.04(a)
Proprietary Information	Section 1.01
Real Property Leases	Section 4.17(b)
Registration Rights Agreement	Recitals
Restructuring	Section 4.25
Software	Section 1.01
Subsequent Funding Notice	Section 3.02(a)
Total Preferred Purchase Price	Recitals
Subsequent Closing	Section 3.02(a)
Subsequent Closing Date	Section 3.02(a)
Subsequent Closings Preferred Shares	Section 3.02(a)
Subsequent Funding Amount	Section 3.02(a)
Subsequent Funding Periods Schedule	Recitals
Subsequent Preferred Purchase	Recitals
Transfer Taxes	Section 6.02
Unlawful Payment	Section 4.25(f)
Warrant Issuance	Recitals
Warrant Stock	Section 4.08
Warrants	Recitals

Article 2
INITIAL PREFERRED PURCHASE; INITIAL CLOSING

Section 2.01 Initial Preferred Purchase. At the Initial Closing, upon the terms and subject to the conditions set forth in this Agreement, DOW shall purchase from the Company, and the Company shall sell and issue to DOW, 200,000 shares of Class A Preferred Stock (the “Initial Closing Preferred Shares”), free and clear of all Liens (other than any Liens arising under the Securities Act and applicable state securities Laws and the terms of the Transaction Documents, the Certificate of Incorporation and the Bylaws), in exchange for the Initial Preferred Purchase Price, which shall be paid by DOW to the Company, pursuant to Section 2.04(d)(i).

Section 2.02 Warrant Issuance. At the Initial Closing, upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue to DOW, without payment by DOW of any additional consideration, the Warrants free and clear of all Liens (other than any Liens arising under the Securities Act and applicable state securities Laws and the terms of the Transaction Documents, the Certificate of Incorporation and the Bylaws).

Section 2.03 Initial Closing. The closing of the transactions contemplated by Section 2.01 and Section 2.02 (the “Initial Closing”) shall occur remotely via the electronic exchange of documents and signatures at 10:00 a.m. Eastern Standard Time on the date hereof, or at such other time and place as the Company and DOW mutually agree (the “Initial Closing Date”).

Section 2.04 Initial Closing Conditions and Deliveries.

(a) The obligation of DOW to consummate the Initial Closing shall be subject to the satisfaction or waiver in writing by DOW, in its sole discretion, of each of the following conditions precedent, in each case, as of the Initial Closing Date:

(i) no Material Adverse Effect shall have occurred and be continuing;

(ii) the representations and warranties of the Company contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; and

(iii) no Law or Order of any Governmental Authority shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) The obligation of the Company to consummate the Initial Closing shall be subject to the satisfaction or waiver in writing by the Company of each of the following conditions precedent, in each case, as of the Initial Closing Date:

(i) the representations and warranties of DOW contained in this Agreement shall be true and correct in all material respects; and

(ii) no Law or Order of any Governmental Authority shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(c) At the Initial Closing, the Company shall:

(i) deliver, or cause to be delivered, to DOW:

(A) book-entry evidence reasonably acceptable to DOW of the issuance of the Initial Closing Preferred Shares;

(B) a counterpart to this Agreement, duly executed by the Company;

(C) the Warrants, duly executed by the Company;

(D) a counterpart to the Registration Rights Agreement, duly executed by the Company;

(E) a counterpart to the Investor Rights Agreement, duly executed by the Company;

(F) evidence reasonably acceptable to DOW of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware;

(G) evidence reasonably satisfactory to DOW of submission of the listing of additional shares notification to NASDAQ prior to the Initial Closing;

(H) a certificate, dated as of the Initial Closing Date, signed by an authorized officer of the Company, certifying (i) the certificate of incorporation of the Company, in the form attached hereto as Exhibit E (the “Certificate of Incorporation”) as in effect at the Initial Closing Date; (ii) the bylaws of the Company, in the form attached hereto as Exhibit F (the “Bylaws”) as in effect at the Initial Closing Date; and (iii) the resolutions adopted by the board of directors of the Company approving the Transaction Documents and the transactions contemplated by the Transaction Documents;

(I) a certificate dated as of the Initial Closing Date and executed by a duly authorized officer of the Company, stating that the conditions set forth in Section 2.04(a)(i) and Section 2.04(a)(ii) have been satisfied;

(J) a certificate as to the good standing of the Company issued by the relevant Governmental Authority in the Company’s jurisdiction of formation, organization or incorporation, to be dated not more than five (5) Business Days prior to the Initial Closing Date; and

(K) an opinion from Akin Gump Strauss Hauer & Feld LLP, legal counsel to the Company, dated as of the Initial Closing Date, in form and substance reasonably satisfactory to DOW.

(d) At the Initial Closing, DOW shall:

(i) pay, or cause to be paid to the Company an amount in cash equal to the Initial Preferred Purchase Price by wire transfer of immediately available funds, to an account designated by the Company at least two (2) Business Days prior to the Initial Closing Date;

(ii) deliver, or cause to be delivered, a counterpart to this Agreement, duly executed by DOW;

(iii) deliver, or cause to be delivered, a counterpart to the Registration Rights Agreement, duly executed by DOW;

(iv) deliver, or cause to be delivered, a counterpart to the Investor Rights Agreement, duly executed by DOW; and

(v) deliver or cause to be delivered a valid and properly executed Internal Revenue Service Form W-9.

Article 3
SUBSEQUENT PREFERRED PURCHASE; SUBSEQUENT CLOSINGS

Section 3.01 Subsequent Funding Commitment. Subject to the terms and conditions set forth in this Agreement, during the Commitment Period, DOW hereby commits to purchase, and the Company shall have the right but not the obligation to sell and issue to DOW, additional shares of Class A Preferred Stock in accordance with, and at the times and the amounts set forth in, the Subsequent Funding Periods Schedule; provided that, unless otherwise agreed in writing by the Parties in their sole discretion, (a) DOW’s aggregate funding commitment pursuant to this Article 3 shall not exceed the “Total Subsequent Funding Commitment Amount” set forth on the Subsequent Funding Periods Schedule and (b) DOW’s funding commitment pursuant to this Article 3 with respect to any “Subsequent Funding Period” shall equal the amount set forth opposite such “Subsequent Funding Period” under the heading “Funding Period Commitment Amount.” Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, upon not less than thirty (30) days prior written notice to the Company (or such shorter period as may be agreed to by the Parties) the DOW may revise the Subsequent Funding Periods Schedule to accelerate any or all of the “Subsequent Funding Periods” and “Funding Period Commitment Amounts” reflected thereon, so long as such revisions do not extend the Commitment Period or decrease the Total Subsequent Funding Commitment Amount (it being understood that the intent of this sentence is to permit DOW to accelerate (but not to decelerate, extend or reduce) the expected funding timeline reflected on the Subsequent Funding Periods Schedule).

Section 3.02 Subsequent Preferred Purchases.

(a) Subject to the terms and conditions set forth in this Agreement, the closing of any purchase and issuances of additional shares of Class A Preferred Stock contemplated by this Article 3 (each, a “Subsequent Closing”) shall occur remotely via the electronic exchange of documents and signatures at 10:00 a.m. Eastern Standard Time on the date identified in an irrevocable written notice from the Company to DOW (the “Subsequent Funding Notice”), which Subsequent Closing may not be less than thirty (30) days from the date of the Subsequent Funding Notice (the date of such Subsequent Closing, “Subsequent Closing Date” and collectively with the Initial Closing Date, each a “Closing Date”), which Subsequent Funding Notice shall include (i) the portion of the applicable Subsequent Funding Period Commitment Amount to be funded (which amount shall not be less than $25,000,000) to the Company (the “Subsequent Funding Amount”), (ii) the number of shares of Class A Preferred Stock to be issued by the Company to DOW in respect of the Applicable Funding Amount and (iii) the intended use of the Subsequent Funding Amount, including the Project or Projects to which such funds will be allocated in accordance with the Specified Projects Schedule.

(b) At each Subsequent Closing, subject to the terms and conditions set forth in this Agreement, DOW shall purchase from the Company, and the Company shall sell and issue to DOW, a number of shares of Class A Preferred Stock (the “Subsequent Closing Preferred Shares” and collectively with the Initial Closing Preferred Shares, the “Preferred Shares”), free and clear of all Liens (other than any Liens arising under the Securities Act and applicable state securities Laws and the terms of the Transaction Documents, the Certificate of Incorporation and the Bylaws) equal to the result of (i) the Subsequent Funding Amount set forth in the applicable Subsequent Funding Notice divided by (ii) $1,000.00, in exchange for the Subsequent Funding Amount set forth in the applicable Subsequent Funding Notice, which shall be paid by DOW to the Company, pursuant to Section 3.03(d).

Section 3.03 Subsequent Closing Conditions and Deliveries.

(a) The obligation of DOW to consummate any Subsequent Closing shall be subject to the satisfaction or waiver in writing by DOW, in its sole discretion, of each of the following conditions precedent, in each case, as of the applicable Subsequent Closing Date:

(i) no Material Adverse Effect shall have occurred;

(ii) with respect to the Company or any of its Subsidiaries, no Default or Event of Default has occurred and is continuing;

(iii) the representations and warranties of the Company contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

(iv) the covenants and agreements required to be performed or complied with by the Company pursuant to this Agreement and each of the other Transaction Documents shall have been performed or complied with in all material respects; provided that this clause (iv) shall not apply to any failure by the Company to meet applicable Project milestones;

(v) with respect to any Subsequent Closing pursuant to a Subsequent Funding Notice that identifies Project 3 as an expected use of proceeds, the Project 3 Condition (as set forth on the Specified Project Schedule) shall be satisfied;

(vi) with respect to any Subsequent Closing pursuant to a Subsequent Funding Notice that identifies Project 4 as an expected use of proceeds, the Project 4 Condition (as set forth on the Specified Project Schedule) shall be satisfied;

(vii) no Breach Event has occurred and is continuing;

(viii) all regulatory approvals and consents required by the Company, its Subsidiaries, their Affiliates and any third-parties applicable to such Subsequent Closing under this Agreement and the other Transaction Documents shall have been obtained or satisfied;

(ix) no Law or Order of any Governmental Authority shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by the applicable Subsequent Closing; and

(x) DOW shall have (i) continuing authorization or reauthorization by the relevant authorities by the United States Congress to make investments such as the ones contemplated by the Subsequent Closings and (ii) the availability of appropriations. For the avoidance of doubt, failure by DOW to fund any applicable Subsequent Closing due to the failure of the condition precedent set forth in this Section 3.03(a)(vii) shall not constitute a breach or default by DOW under this Agreement; provided that DOW shall promptly notify the Company of any anticipated reduction, withdrawal or unavailability of appropriated funding affecting the transactions contemplated by the Transaction Documents and failure of appropriations shall not constitute a Default, Event of Default or other adverse condition by Company under this Agreement.

(b) the obligation of the Company to consummate any Subsequent Closing shall be subject to the satisfaction or waiver in writing by the Company of each of the following conditions precedent, in each case, as of the applicable Subsequent Closing Date:

(i) the representations and warranties of DOW contained in this Agreement shall be true and correct in all material respects as of the applicable Subsequent Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

(ii) DOW shall have performed and complied with, in all material respects, its covenants and agreements required to be performed or complied with by it under this Agreement and each of the other Transaction Documents at or prior to the applicable Subsequent Closing; and

(iii) no Law or Order of any Governmental Authority shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by the applicable Subsequent Closing.

(c) At each Subsequent Closing, the Company shall deliver, or cause to be delivered to DOW:

(i) a customary draw certificate, in a form reasonably acceptable to DOW, dated as of the applicable Draw Date, certifying satisfaction of the conditions precedent as applicable for each such Subsequent Closing as set forth in Section 3.03(a)(i) through Section 3.03(a)(vi), which such draw certificate shall attach supporting detail reasonably requested by DOW;

(ii) a certificate dated as of the applicable Subsequent Closing Date and executed by a duly authorized officer of the Company, stating that the conditions set forth in Section 3.03(a)(i) through Section 3.03(a)(vi) have been satisfied;

(iii) book-entry evidence reasonably acceptable to DOW of the issuance of the applicable Subsequent Closing Preferred Shares; and

(iv) an opinion from Akin Gump Strauss Hauer & Feld LLP, or other legal counsel of the Company, dated as of the applicable Subsequent Closing Date, in form and substance reasonably satisfactory to DOW.

(d) At each Subsequent Closing, DOW shall pay, or cause to be paid to the Company an amount in cash equal to the applicable Subsequent Funding Amount by wire transfer of immediately available funds, to an account designated by the Company at least two (2) Business Days prior to the applicable Subsequent Closing Date.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE
COMPANY

Except as set forth in (i) the Company SEC Documents and publicly available not less than two (2) Business Days prior to the date hereof or (ii) the corresponding sections of the Disclosure Schedule, the Company hereby represents and warrants to DOW:

Section 4.01 Company Organization. The Company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Company (a) has all requisite corporate power and authority to own or hold its properties and carry on the business of the Company as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership or holding of its properties and assets and the conduct of the Company, as applicable, requires it to be so qualified, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Company Authority. The Company has the requisite power and authority to execute and deliver this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Warrants and, to the extent it is a party thereto, any other Transaction Documents and to perform its obligations thereunder, and to consummate the transactions contemplated thereby.

Section 4.03 Company Execution and Delivery; Enforceability. The Company has taken all action necessary to authorize the execution and delivery by it of this Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Warrants and, to the extent it is a party thereto, any other Transaction Documents, the performance by it of its obligations thereunder and the consummation of the transactions contemplated thereby. No other corporate or equivalent organizational proceedings on the part of the Company are necessary to authorize this Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Warrants and, to the extent it is a party thereto, any other Transaction Documents or the consummation of transactions contemplated thereby. Each of this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Warrants and, to the extent the Company is a party thereto, any other Transaction Documents will, when executed and delivered, have been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties thereto, will, when executed and delivered, constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 4.04 Absence of Company Conflict. None of the execution and delivery of this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Warrants or, to the extent it is a party thereto, any other Transaction Documents, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby will violate or conflict with, constitute a default under or require any consent, waiver or approval under (a) the Company’s organizational documents, (b) any Law applicable to it or (c) any material Contract to which it is a party or by which it or its property is bound, other than, (A) in the case of clauses (b) and (c), such violations, conflicts, defaults, consents, waivers or approvals that would not, individually or in the aggregate, reasonably be expected to (i) cause a Material Adverse Effect, or (ii) prevent or materially delay the Company’s ability to perform its obligations thereunder or consummate the transactions contemplated thereby, or (B) such conflicts or defaults as may have been waived.

Section 4.05 Filings. Other than (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) a current report on Form 8-K, if any, required to be filed by the Company with the SEC, (c) any applicable filing, notification or application with NASDAQ, including any required notification of listing of additional shares, (d) such filings and approvals as required to be made or obtained under any state “blue sky” laws or (e) such filings as have been made or obtained prior to the date hereof, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by the Company in connection with the consummation of the transactions contemplated hereby, including the issuance by the Company of the Preferred Shares, the Warrants and the issuance by the Company of the Common Stock issuable upon the conversion of the Preferred Shares or the exercise of the Warrants, as applicable.

Section 4.06 Company Capitalization. The authorized capital stock of the Company, and the outstanding capital stock of the Company (including securities convertible into, or exercisable or exchangeable for, capital stock of the Company) as of the Capitalization Date (as defined below) is as set forth in the most recent quarterly report on Form 10-Q (the “Latest 10-Q”) on file with the SEC as of the date hereof (the “Capitalization Date”). The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. Apart from this Agreement, and with the exception of those securities set forth on Schedule 4.06 of the Disclosure Schedule, the Warrants and the Certificate of Designations and the equity interests of the Company to be issued pursuant to this Agreement, the Warrants and the Certificate of Designations, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into equity interests of the Company or any phantom interests or other rights linked to the value of the foregoing, or Contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional equity interests or options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into the equity interests of the Company. None of the equity interests of the Company were issued in violation of any preemptive or other subscription or similar right under any provision of applicable Law, the organizational documents of the Company or any Contract to which the Company is or was subject or bound. Except for the Class A Preferred Stock, there are no securities or rights of the Company, or Contracts, commitments, understandings or arrangements by which the Company is bound, obligating the Company to redeem or otherwise acquire any equity interests of the Company. The Company has no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for equity interests of the Company having the right to vote) with the equity holder of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of its equity interests. There are no equity interests or other equity securities issued or authorized by the Company that are senior to or pari passu with the Preferred Shares.

Section 4.07 Preferred Shares. The Preferred Shares, when issued and delivered pursuant to this Agreement at each Closing, (a) will have been duly and validly authorized, and, (b) such Preferred Shares (i) will have been duly and validly issued, fully paid and non-assessable, (ii) will not have been issued in violation of any preemptive rights, (iii) assuming the accuracy of the representations and warranties of DOW in this Agreement, will have been issued in compliance with all applicable federal and state securities laws, (iv) will have the rights, privileges and obligations set forth in the Certificate of Incorporation, the Certificate of Designations, the Bylaws, the Registration Rights Agreement and the Investor Rights Agreement and (v) will be free and clear of any and all Liens, except for such restrictions and limitations set forth in this Agreement, the Certificate of Incorporation, the Certificate of Designations, the Bylaws, the Registration Rights Agreement or in the Investor Rights Agreement or as otherwise imposed by applicable federal or state securities Laws or by or with respect to DOW or any Law applicable to DOW.

Section 4.08 The Warrant Stock. The Common Stock issuable upon exercise of the Warrants (the “Warrant Stock”) when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants (a) will have been duly and validly authorized, and (b) such Warrant Stock (i) will have been duly and validly issued, fully paid and non-assessable, (ii) will not have been issued in violation of any preemptive rights, (iii) assuming the accuracy of the representations and warranties of DOW in this Agreement, will have been issued in compliance with all applicable federal and state securities Laws, (iv) will have the rights, privileges and obligations of Common Stock as set forth in the Certificate of Incorporation, the Bylaws, the Investor Rights Agreement and the Registration Rights Agreement, and (v) will be free and clear of any and all Liens, except for such restrictions and limitations set forth in this Agreement, the Certificate of Incorporation, the Bylaws, the Investor Rights Agreement and the Registration Rights Agreement, or as otherwise imposed by applicable federal or state securities Laws or by or with respect to DOW or any Law applicable to DOW.

Section 4.09 Reports.

(a) Since the Lookback Date, the Company and each of its Subsidiaries has timely filed (subject to any permitted extension) all reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with the SEC under the Securities Act or the Exchange Act (the foregoing, collectively, the “Company Reports”). As of their respective dates of filing (or if amended prior to the Effective Date, as of the date of such amendment), the Company Reports complied in all material respects with the Securities Act and the Exchange Act, as applicable. Each Company Report, as of its date or if amended prior to the Effective Date, as of the date of such amendment, (A) did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(b) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Subsidiaries of the Company, required to be disclosed by the Company in reports that it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, including in the Latest 10-Q, based on its most recent evaluation prior to the Effective Date, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 3a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.10 No Material Adverse Effect. Prior to the applicable Closing Date, there has not been, with respect to the Company and its Subsidiaries, taken as a whole, any fact, circumstance, event, change, occurrence, condition or development that constitutes a Material Adverse Effect.

Section 4.11 Title to Property and Assets. The Company or one of its Subsidiaries owns and has good and marketable title in fee simple to, or a valid leasehold interest or license in or valid right to use, all assets held by it, free and clear of all Liens except for (i) those matters that do not materially interfere with the use made and proposed to be made of such property by the Company and any of the Subsidiaries, (ii) those matters that could not, individually or in the aggregate, be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole, (iii) Permitted Liens or (iv) Liens that do not relate to indebtedness for borrowed money and are not material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole, or the operation thereof.

Section 4.12 Employee Benefits and Employment.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company, taken as a whole, (i) there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any liability of the Company or any of its Subsidiaries with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (regardless of whether subject to ERISA), that is not a Plan; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) the fair market value of the assets of each Plan equals or exceeds the value of all accrued benefits under such Plan (whether or not vested) on a termination basis or, to the extent a deficit exists with respect to any Plan, such deficit has been fully reflected on the Financial Statements and the Interim Financial Information; (iv) all contributions required to be made to any Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements and the Interim Financial Information, in each case, if applicable; (v) each Plan has been administered in accordance with its terms; (vi) there is not now, nor, to the knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code; (vii) there are no pending claims, lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists which would reasonably give rise to a claim or lawsuit against any Plan, any fiduciaries thereof with respect to their duties to the Plan or the assets of any trust under any Plan which could reasonably be expected to result in direct liability of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole, (i) no labor organization or group of employees of the Company or any of its Subsidiaries has a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (ii) there are no strikes, work stoppages, slowdowns, lockouts, material labor arbitrations or material labor grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; and (iii) each of the Company and its applicable Subsidiaries is in compliance with all applicable collective bargaining agreements to which it is a party.

Section 4.13 Intellectual Property Rights.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole, all applications, registrations, and issuances included in Company Intellectual Property are currently subsisting and, to the knowledge of the Company, if issued or registered, is valid.

(b) The Company and its Subsidiaries own and, to the knowledge of the Company, have the valid and enforceable right to use the Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole, (i) the operation of the business of the Company (including the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products or services offered or sold) as currently conducted, does not to the knowledge of the Company, infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any Person; (ii) to the knowledge of the Company, no Person is infringing, misappropriating, diluting, or otherwise violating, nor to the knowledge of the Company has any other Person previously, since the Lookback Date, infringed, misappropriated, diluted, or otherwise violated, any Company Intellectual Property owned by the Company or its Subsidiaries; (iii) neither the Company nor its Subsidiaries have received or made any written claims, letters, demands, complaints, notices, or other allegations of infringement, misappropriation, dilution, or any other violation of Intellectual Property Rights involving the Company Intellectual Property since the Lookback Date; and (iv) there are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property owned by the Company or its Subsidiaries.

(c) The Company and its Subsidiaries have taken the reasonable steps to maintain the secrecy of their Proprietary Information relating to the Company and its Subsidiaries and to otherwise protect the Company Intellectual Property and secure ownership of material Intellectual Property Rights developed on their behalf with respect to the Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole, neither the Company nor any of its Subsidiaries has intentionally or knowingly breached any Contracts or agreements of non-disclosure or confidentiality that have not been cured.

(d) Neither the Company nor any of its Subsidiaries are party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Company’s or its Subsidiaries’ rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell or otherwise exploit the Company Intellectual Property.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole, (i) all of the Software developed by or for the Company or its Subsidiaries (collectively, the “Company Software”) complies with the contractual commitments relating to its use, functionality, or performance; (ii) to the knowledge of the Company, the Company Software does not contain any intentional undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or spyware, that is capable of (or that allows any untrusted party to be capable of) accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming any computers, networks, data or other electronically stored information, or computer programs or systems; (iii) the Company and its Subsidiaries have not disclosed, delivered, licensed or made available to any escrow agent or other Person, agreed to disclose, deliver, license or make available to any escrow agent or other Person, any source code for any Company Software, except for disclosures to employees or contractors under obligations that prohibit use or disclosure; (iv) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery to any third party of any source code for any Company Software; and (v) to the knowledge of the Company, the Company and its Subsidiaries have not used any Open Source Materials in such a way that will implicate any “copyleft” provisions or obligate the Company or its Subsidiaries under the terms of such licenses to distribute, license or make available to any third party the source code of any of the Company Software at no or minimal charge.

Section 4.14 Data Privacy. The Company and its Subsidiaries are and since the Lookback Date have been in material compliance with all applicable Data Protection Laws, internal policies and contractual obligations governing the privacy and security of technology assets and equipment, computers, systems, networks, hardware, software, website, applications and databases (“IT Systems”) and Personal Information and the protection of such IT Systems and Personal Information from unauthorized use, access, misappropriation or modification, other than violations that do not constitute, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole:

(a) neither the Company nor any of its Subsidiaries are in violation of Environmental Law or any Permits issued pursuant to Environmental Law;

(b) neither the Company, nor any of its Subsidiaries, have received any written notice that it is in violation of Environmental Law or subject to any liability arising under Environmental Law, including with respect to any Remedial Action obligation, the subject of which is unresolved;

(c) no Proceedings are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, related to a violation of Environmental Law or liability arising under any Environmental Law, including with respect to any Remedial Action;

(d) neither the Company nor any of its Subsidiaries has Released any Hazardous Substances at, on or under any property owned, leased or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, at any other location, in violation of Environmental Laws or in quantities or concentrations that require remediation by the Company or its Subsidiaries pursuant to any Environmental Laws;

(e) neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, or transported any Hazardous Substances in violation of Environmental Laws and in quantities or concentrations that require remediation by the Company or its Subsidiaries pursuant to any Environmental Laws;

(f) neither the Company nor any of its Subsidiaries has contractually assumed any liabilities of third parties that arise under Environmental Law; and

(g) the Company has made available to DOW copies of all material environmental reports and audits in the care, custody or reasonable control of the Company or any of its Subsidiaries pertaining to liabilities arising under Environmental Law, including Remedial Action obligations.

Section 4.16 Real Property.

(a) As used herein, “Owned Real Property” means any land, together with all buildings, facilities, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), located, situated or otherwise included in or real property located thereon, that is owned in fee by the Company or any of its Subsidiaries. With respect to the Owned Real Property, the Company confirms the following, in each case subject to Permitted Liens, and, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company, taken as a whole:

(i) the Company or an applicable Subsidiary owns fee simple title to the Owned Real Property;

(ii) except as set forth on Schedule 4.16(ii) of the Disclosure Schedules, to the knowledge of the Company, there is no Person in possession of any Owned Real Property other than the Company or an applicable Subsidiary, and neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted to any Person the right to use, occupy or purchase such Owned Real Property or any portion thereof;

(iii) such Owned Real Property is not subject to any Liens (other than Permitted Liens), and neither the Company nor any of its Subsidiaries is a party to any contract or option to purchase, sell, assign or otherwise acquire or dispose of, or to grant or create any Lien (other than Permitted Liens) on or affecting such Owned Real Property;

(iv) to the knowledge of the Company, such Owned Real Property is in compliance in all material respects with all applicable Permits, Laws and Orders;

(v) to the knowledge of the Company, except as would not be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole, all buildings, structures, fixtures and improvements located on any Owned Real Property are in good operating condition and repair, free from structural and mechanical defects, and are in suitable and adequate condition for continued use in the Ordinary Course of Business; and

(vi) to the knowledge of the Company, there is no pending, threatened in writing or proposed Proceeding to condemn or take by the power of eminent domain (or to purchase in lieu thereof), all or any part of such Owned Real Property, and no casualty has occurred with respect to the improvements located on any of the Owned Real Property that has not been repaired or is in the process of repair.

(b) As used herein, “Leased Real Property” means any land, together with all buildings, facilities, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), located, situated or otherwise included in or real property located thereon, that is leased, subleased, or licensed by the Company or any of its Subsidiaries; “Real Property Leases” means all real property leases, subleases and licenses pursuant to which the Company or a Subsidiary have a leasehold interest in Leased Real Property, together with all modifications, amendments, supplements, extensions, renewals, guaranties, subordination and non-disturbance agreements and other agreements with respect thereto. With respect to the Leased Real Property, the Company confirms the following, in each case, subject to Permitted Liens and except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries on a consolidated basis, taken as a whole:

(i) the Real Property Leases are in full force and effect and are valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity);

(ii) to the knowledge of the Company, there are no written or oral leases, subleases or other similar Contracts that remain in effect granting to any Person the right of use or occupancy of any Leased Real Property other than the Company and its Subsidiaries;

(iii) there is no Person in possession of any Leased Real Property other than the Company or an applicable Subsidiary, and neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed or subjected to any Lien (other than Permitted Liens), any interest in a Real Property Lease;

(iv) to the knowledge of the Company, (A) the Company or its applicable Subsidiary holds or has obtained all material Permits in connection with the use and occupancy of such Leased Real Property, and (B) such Leased Real Property is in compliance in all material respects with all applicable Permits, Laws and Orders;

(v) the Company or its applicable Subsidiary is in compliance with all insurance requirements set forth in the applicable Real Property Leases affecting such Leased Real Property; and

(vi) there exist no defaults or breaches on the part of the Company or any of its Subsidiaries under such Real Property Lease nor, to the knowledge of the Company, any state of facts which, with the giving of notice or lapse of time, or both, would constitute a default by any party under such Real Property Lease.

Section 4.17 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Subsidiaries (including, in each case, any related notes and schedules thereto) included in the Company SEC Documents (collectively, the “Financial Statements”) (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries on a consolidated basis, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal and recurring year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes, none of which if presented would materially differ from those presented in the audited Financial Statements). Neither the Company nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company SEC Documents.

Section 4.18 No Undisclosed Liabilities; No Breach. Except as set forth on Schedule 4.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (a) liabilities that have arisen since the filing date of the latest 10-Q in the Ordinary Course of Business (none of which, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole), (b) liabilities incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents or (c) liabilities that would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole.

Section 4.19 Offering of Securities. Neither the Company nor its Subsidiaries, nor any person acting on its or their behalf, (a) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Class A Preferred Shares or Warrants, (b) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Class A Preferred Shares or Warrants under the Securities Act or (c) has issued any securities which would be integrated with the sale of the Class A Preferred Shares and Warrants to DOW for purposes of the Securities Act, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Class A Preferred Shares or Warrants under the Securities Act or cause the offering of the Class A Preferred Shares or Warrants to be integrated with other offerings. The offer and sale of Class A Preferred Shares and Warrants by the Company and its Subsidiaries to DOW pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 4.20 Litigation and Other Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (A) pending or, to the knowledge of the Company, threatened in writing, claim, action, suit, investigation or proceeding, against the Company or any of its Subsidiaries or to which any of their assets are subject nor is the Company or any of its Subsidiaries subject to any order, judgment or decree or (B) unresolved violation, criticism or exception by the SEC with respect to any Company Report or relating to any SEC examinations or inspections of the Company or any of its Subsidiaries, in each case, that has not previously been disclosed with the SEC in any Company Report.

Section 4.21 Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole, the Company and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are required in order to permit them to own or lease the properties and assets that they presently own or lease and to carry on their business as presently conducted and that are material to the business of the Company or its Subsidiaries.

Section 4.22 Compliance with Economic Sanctions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager, officer, agent, employee or controlled Affiliate of the Company, or any other Person acting on behalf of the Company or the Company’s Subsidiaries, is in violation of any applicable export control, import/customs, economic sanctions, or anti-bribery laws or regulations. Neither the Company nor any of its Subsidiaries will, directly or knowingly indirectly, use any payments received by it pursuant to this Agreement, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person or entity, for the purpose of unlawfully financing the activities of or business with any Person that is the subject or target of any U.S. sanctions administered by OFAC, or any country or territory that is the subject of a comprehensive economic sanctions embargo imposed by OFAC (as of the date of this Agreement, Cuba, Iran, North Korea, and Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

Section 4.23 Material Customers and Material Suppliers. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries has received any oral or written notice from any top twenty (20) supplier or customer of the Company or its Subsidiaries, as measured by aggregate expenditures or revenues, as applicable, during the twelve (12) months ended as of the Latest 10-Q to the effect that any such supplier or customer will, and to the knowledge of the Company, no such supplier or customer will, stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying or buying materials, products or services to or from the Company or any of its Subsidiaries.

Section 4.24 Brokers and Finders. Except for as set forth on Schedule 4.24 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company for which DOW, the Company or any of its Subsidiaries could have any liability.

Section 4.25 Government Contracts.

(a) the Company is, and at all times since the Lookback Date has been, in material compliance with (i) all material terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein, and (ii) all requirements of applicable Laws pertaining to any Government Contract or Government Bid, except where noncompliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole, since the Lookback Date, the Company has received no written or oral notice of any claims or disputes between the Company, on the one hand, and any Governmental Authority, prime contractor, subcontractor or other Person, on the other hand, arising under or relating to any Government Contract or Government Bid.

(c) Since the Lookback Date, with respect to each Government Contract and Government Bid: (i) all material pricing discounts, credits, and refunds have been properly reported to and credited or paid to the customer as required by such Government Contract; (ii) the Company has no present intention to terminate, discontinue or materially curtail performance of any material Government Contract and the Company has all material Governmental Authorizations and all third-party certifications and approvals required for performance; (iii) neither the Company nor any of its officers or employees have obtained, disclosed, received or used contractor bid or proposal information, source selection information, or other non-public information in violation of applicable Law or any material Government Contract; (iv) neither the Company nor any of its senior management employees has violated in any material respect any applicable Law associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority; and (v) there is no material assignment of revenues or anticipated revenues under any Government Contract (including any assignment pursuant to the Assignment of Claims Act, 31 U.S.C. § 3727) for which any notice, filing, consent, acknowledgment or other action required by applicable Law or the applicable Government Contract has not been duly made, obtained or satisfied.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole, since the Lookback Date, with respect to each Government Contract and each Government Bid: (i) all of the Company’s representations and certifications executed, acknowledged, or set forth in or pertaining to such Government Contract or Government Bid were accurate and complete as of their effective date, and the Company has complied with all such representations and certifications; (ii) all invoices and claims for payment, reimbursement or adjustment submitted by the Company were either (a) accurate and complete in all material respects as of their respective submission dates or (b) corrected if containing an error or omission when submitted; (iii) the Company has not received any notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (iv) the Company has not received any formal claims or assessments of penalties or liquidated damages in connection with respect to any Government Contract; (v) the Company’s cost accounting systems and internal controls with respect to Government Contracts have been in compliance in all material respects with all applicable requirements of such Government Contracts and Laws and (vi) neither the Company nor any of its respective directors, officers or employees has been under or subject to any administrative, civil or criminal investigation, or indictment, information, subpoena or administrative proceeding by any Governmental Authority relating to any Government Contract or Government Bid.

(e) With respect to each Government Contract and each Government Bid, since the Lookback Date, the Company has made all disclosures of any material violation of applicable Law or material misconduct required to be disclosed by FAR 52.203-13 or by the terms of any Government Contract or Government Bid.

(f) Since the Lookback Date, neither the Company nor any of its respective officers, or directors, or, to the knowledge of the Company, employees have (i) used any funds of the Company to offer or provide any unlawful kickback, bribe, gift or gratuity, or (ii) made any unlawful expenditures relating to political activity. The Company has not received notice of any payment identified in (i) or (ii) above (hereinafter referred to as an “Unlawful Payment”), and the Company has such controls as are required by Law to detect and prevent, if possible, any such Unlawful Payments.

(g) Neither the Company nor any of its respective directors or officers or its employees is (or, since the Lookback Date, has been) debarred or suspended, or proposed for debarment or suspension, from doing business with any Governmental Authority or is (or during such period was) the subject of a finding of ineligibility for contracting with any Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). Since the Lookback Date, the Company has not been convicted of, or had a civil judgment rendered against it for, violating any Law in connection with any Government Contract or Government Bid.

(h) Since the Lookback Date, to the knowledge of the Company, neither the Company nor any of its respective officers, directors, or employees, has engaged in the performance of any work that has resulted in an unmitigated Organizational Conflicts of Interest as set forth in 48 C.F.R. Subpt. 9.5 that would reasonably be expected to materially impair the Company's ability to compete for, be awarded, or perform any Government Contract material to the Company and its Subsidiaries, taken as a whole.

(i) the Company is in material compliance with cybersecurity, information-security, and incident-reporting obligations arising from its Government Contracts, which may include regimes and frameworks such as DFARS 252.204-7012 and NIST 800-171. To the knowledge of the Company, since the Lookback Date, the Company has not experienced any cybersecurity incident, data breach, or compromise of Controlled Unclassified Information (CUI) that was required to be, but was not, reported to a Governmental Authority within the required period. To the knowledge of the Company, since the Lookback Date, the Company has not been found non-compliant with cybersecurity, information-security, and incident-reporting obligations arising from its Government Contracts.

(j) the Company has not been subject to any Foreign Ownership, Control, or Influence (“FOCI”) that would require mitigation under the National Industrial Security Program Operating Manual or any related Governmental Authority or Defense Counterintelligence and Security Agency guidance. The transactions contemplated by this Agreement are not expected to create any FOCI that would adversely affect the Company’s eligibility for or ability to maintain any facility clearance, personnel clearance, or access to classified information; provided, however, that the Parties acknowledge that the determination of whether the transactions contemplated hereby create FOCI is subject to review by the Defense Counterintelligence and Security Agency or other applicable Governmental Authority.

Section 4.26 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date the Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns of the Company and its Subsidiaries required to be filed and have paid all material Taxes shown thereon to be due, in each case other than Taxes being contested in good faith for which adequate reserves have been established in accordance with applicable accounting principles.

Section 4.27 No Audits. Except as set forth on Schedule 4.27 of the Disclosure Schedule, since the Lookback Date, no audit, examination, investigation, or other proceeding in respect of Taxes has been asserted in writing or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries for any taxable period ending on or prior to the date hereof, other than matters that have been adequately reserved for or resolved or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries on a consolidated basis, taken as a whole.

Article 5
DOW REPRESENTATIONS AND WARRANTIES

DOW hereby represents and warrants to the Company:

Section 5.01 Authority. The Secretary of War of the United States has authority to enter into the Transaction Documents.

Section 5.02 Funding.

(a) Appropriated funds are available and authorized in Fiscal Year 2026 in accordance with all applicable Laws to fund DOW’s obligated expenditures under the Transaction Documents, including payment in full of the Total Preferred Purchase Price at such times and in such increments as are contemplated hereby.

Section 5.03 Outside Counsel and Third-Party Advisors; No Conflicts Determination. DOW has retained its third-party advisors and legal counsel subject to this Agreement in accordance with all applicable Laws. DOW has vetted the engagement of each of the third-party advisors and legal counsel and has confirmed that such retention does not create any conflicts of interest for DOW or the Company.

Section 5.04 Investment Representations. DOW acknowledges that it has not been formed for the specific purpose of acquiring the Class A Preferred Stock and Warrants. DOW acknowledges that it owns investments in excess of $5,000,000.

Article 6
COVENANTS

Section 6.01 Public Disclosure. Following the Initial Closing, each Party shall not, and shall cause its respective Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other Party hereto; provided, however, that each Party may make any public disclosure it reasonably believes in good faith is required by applicable Law (including disclosure requirements under the Securities Act or Exchange Act, as applicable, or any other securities laws) or any national securities exchange (in which case the disclosing party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure to the extent legally permissible and reasonably practicable under the circumstances). Notwithstanding anything else herein, nothing shall prohibit either Party from making public disclosures materially consistent with previous disclosures made in accordance with this provision.

Section 6.02 Tax Matters. To the extent that any transfer, documentary, sales, use, energy, excise, goods and services, value added, stamp, registration, filing, recording or other similar taxes, duties, charges, fees or other amounts are imposed upon or incurred in connection with the transactions contemplated by the Transaction Documents (“Transfer Taxes”), such Transfer Taxes shall be borne by the Company and the Company shall indemnify and hold DOW and its respective Affiliates harmless from and against any such Transfer Taxes. The Parties shall cooperate, in good faith, to minimize any Transfer Taxes to the extent permitted by Law, including by providing exemption certificates or other required documentation to the extent that the Parties are legally permitted to such certificates or other documentation.

Section 6.03 No Conflicts. Consistent with DOW’s responsibility to maintain the integrity of every transaction, procurement and funding arrangement, DOW will, to the maximum extent practicable and permitted by law, implement appropriate controls and measures to avoid any need to exclude the Company and its Affiliates (including the Company and its Subsidiaries) from, or limit their ability to compete for, any future opportunities, including opportunities for transactions, procurements and other funding arrangements, with, between, or involving DOW because of this Agreement or the other Transaction Documents (including based on any allegation of DOW’s impairment of objectivity or bias as a result of DOW’s or any other Governmental Authority of the United States owning Equity Securities of the Company) or the transactions contemplated hereby and thereby.

Section 6.04 Use of Proceeds; Project Efforts.

(a) The Company shall use all proceeds received by the Company from the issuance and sale of the Class A Preferred Stock (the “Proceeds”), to fund the Projects in a manner consistent with the development plans and budgets made available to the Investor prior to the receipt of such Proceeds and in no event will Proceeds be used in connection with a Project in an aggregate amount in excess of the applicable “Approved Funding Amount” for such Project set forth on the Specified Projects Schedule without the consent of DOW (the “Permitted Uses”). The Company shall not use, apply, transfer, advance, loan, invest, distribute, pledge, encumber, or otherwise make available any Proceeds for any purpose other than the Permitted Uses without the prior written consent of DOW. No use of Proceeds shall be deemed a Permitted Use merely because it relates generally to, arises in connection with, or may indirectly benefit a Project. Without limiting the foregoing, the Proceeds shall not be used for general working capital, corporate overhead, payroll, bonuses, dividends or distributions, debt repayment or prepayment, other capital expenditures unrelated to a Project, acquisitions, investments, or expenses incurred before Initial Closing, or any other purpose not specifically and affirmatively described as a Permitted Use; provided, however, that the foregoing restriction shall not prohibit the use of Proceeds to reimburse or pay for costs and expenses that were incurred by the Company or any of its Subsidiaries prior to the Initial Closing to the extent such costs and expenses (i) are directly attributable to the development, advancement, or preparation of a Project, (ii) are identified with reasonable specificity in a written request submitted by the Company to DOW, and (iii) are approved by DOW. The Company shall maintain complete and accurate books and records regarding the receipt, holding, and use of all Proceeds. Upon request of DOW, the Company shall promptly provide a reasonably detailed written accounting of all Proceeds, including the amount of Proceeds received, the amount expended, the date and purpose of each expenditure, and such supporting documentation as DOW may reasonably request.

(b) The Company shall use, and cause its Subsidiaries to use, their respective commercially reasonable efforts to advance each Project toward Completion (as defined in the Investor Rights Agreement). The Company shall not be deemed to have breached this Section 6.04(b) solely as a result of any delay in the completion of a Project that is attributable to circumstances outside the Company's reasonable control, provided that the Company shall use its commercially reasonable efforts to mitigate any such delays. The Company shall provide, on or promptly following the date of filing of the Company’s quarterly report on Form 10-Q with the SEC, DOW with quarterly written updates regarding the status of each Project, including progress against the applicable milestones, material developments affecting completion of and budget for such Project.

Section 6.05 Board Matters. For so long as the DOW Investors owns any Preferred Shares, the Company hereby confirms and agrees that it shall not and it shall cause its Subsidiaries not to nominate individuals for election as a member of the board of directors of the Company and any of its Subsidiaries who are not citizens of the United States, the United Kingdom, New Zealand, Australia or Canada without the consent of the DOW Investors, and the Company shall oppose the election of any shareholder nominee for director who is not a United States citizen.

Section 6.06 Compliance with Laws and Permits. From and after the Initial Closing Date, the Company shall and shall cause its Subsidiaries to (i) maintain all material permits and licenses required under applicable Law for its then current operations and to comply with all requirements for such permits and licenses, in all material respects and (ii) comply with all applicable Laws in all material respects.

Article 7
MISCELLANEOUS

Section 7.01 Survival. The representations and warranties set forth in Article 4 and Article 5 of the Agreement, shall survive for a period of eighteen (18) months after the Initial Closing or each Subsequent Closing as such representations and warranties, covenants and provisions apply to such Initial Closing or Subsequent Closing. All covenants to the extent required to be performed at or after the Initial Closing or each Subsequent Closing, as applicable, shall survive until fully performed in accordance with their terms. Notwithstanding anything herein to the contrary, any termination of this Agreement shall not limit the liability of any Party for any breach of its obligations prior to such termination.

Section 7.02 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal Law of the United States (“Federal Law”). To the extent that Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the Law of the State of New York (without giving effect to its conflict of laws principles) shall be adopted as the governing rule of decision.

Section 7.03 WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.04 Jurisdiction Involving Company. By execution and delivery of this Agreement, the Company irrevocably and unconditionally:

(a) submits for itself and its property in any Proceeding against it arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the Southern District of New York, (ii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found, and (iii) appellate courts from any of the foregoing;

(b) consents that any such Proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any Proceeding, that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c) agrees that, subject to any and all rights of appeal provided by applicable Law, judgment against it in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment or otherwise as provided by applicable Law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of such Party’s obligation.

Section 7.05 Jurisdiction Involving Governmental Entities. By execution and delivery of this Agreement, DOW, to the maximum extent permitted by Law, irrevocably and unconditionally acknowledges that each of the Transaction Documents is an express contract within the meaning of 28 U.S.C. § 1491(a), and submits for itself in any claim arising from, related to, or in connection with a Transaction Document to the jurisdiction of (a) the U.S. Court of Federal Claims; (b) any other federal court or tribunal of competent jurisdiction; and (c) appellate courts from any of the foregoing.

Section 7.06 Specific Performance. The Company acknowledges that the rights of DOW to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by the Company, money damages may be inadequate and DOW would have no adequate remedy at Law. It is accordingly agreed that DOW shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at Law or in equity.

Section 7.07 Expenses. Except as otherwise expressly provided in this Agreement or any other Transaction Document, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents.

Section 7.08 Amendment. This Agreement cannot be modified or amended except in writing duly executed by each Party.

Section 7.09 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid) (provided a copy is also sent via email), (b) sent by e-mail or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested (provided a copy is also provided via email), in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address or individual as a Party may designate by notice to the other Party):

if to DOW:

United States Department of War

Address:	1000 Defense Pentagon, Washington, DC 20301-1000
Attention:	Office of the Deputy Assistant Secretary of War

(Industrial Base Resilience)

E-mail:	[*]

if to the Company:

The Elmet Group Co.

Address:	280 Fore Street, Suite 301

Portland, Maine 04101

Attention:	Office of General Counsel
E-mail:	[*]

with a simultaneous copy (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

Address:	One Bryant Park

Bank of America Tower

New York, New York 10036-6745

Attention:	[*]
E-mail:	[*]

Section 7.10 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 7.11 No Third-Party Beneficiaries; No Assignment. Except as expressly stated herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee. Neither Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party, and any such attempted assignment or delegation without such consent shall be void ab initio and of no effect; provided, however, that subject to applicable Law, any DOW Investor may assign all or a portion of its rights, or delegate all or a portion of its obligations, under this Agreement to one or more Qualified Governmental Authorities without the prior written consent of the Company; provided, further, however, that no such assignment shall release such DOW Investors from any of their respective obligations hereunder.

Section 7.12 Further Action. Upon the request of any Party to this Agreement, and subject to the terms and conditions hereof, except as prohibited by applicable Law, the other Party will (a) execute and deliver, at its own expense, any other documents reasonably acceptable to such Party, and (b) take any other actions as reasonably necessary to carry out the intent of this Agreement.

Section 7.13 Severability. If any term, covenant, condition or provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement or such other Transaction Document (as applicable), or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement or such other Transaction Document (as applicable) shall be valid and be enforced to the fullest extent permitted by applicable Law.

Section 7.14 Entire Agreement. This Agreement (along with the other Transaction Documents and the other documents delivered contemporaneously with or pursuant to this Agreement and the other Transaction Documents) constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Section 7.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Facsimile or electronic signatures may be used in place of original signatures on this Agreement. The Parties intend to be bound by the signatures on any facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of a facsimile or electronic signature.

Section 7.16 Construction. For purposes of this Agreement, unless otherwise expressly specified herein, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, and reference to a particular section of this Agreement will include all subsections thereof. The word “including” means including without limitation. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”). Any reference herein to “$” or “dollars” means United States dollars.

Section 7.17 Disclosure Schedule and Exhibits. All Exhibits and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any Law, is not an admission that such breach, violation or default has occurred. A disclosure made in any single section of the Disclosure Schedule shall be deemed to apply to each other section of the Disclosure Schedule solely to the extent that it is readily apparent on the face of such disclosure that such disclosure applies to such other section.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed as of the date first set forth above.

UNITED STATES DEPARTMENT OF WAR

By:	/s/ Michael Duffey
	Name:	HON Michael Duffey
	Title:	Undersecretary of War for Acquisition & Sustainment

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
	Name:	Peter V. Anania
	Title:	Chief Executive Officer and Chairman

ANNEX I

Specified Projects Schedule

1)	NAMED MAC AND OTHER DOW PROJECTS SUPPORTING CAPACITY AND QUALIFICATIONS.

Approved Funding Amount: $86,000,000 - Each project below will be funded with a defined capital plan which will be approved by the board of directors of the Company (the “Board”).

Specific project categories are: [**]

2)	DEFINED COMPANY INFRASTRUCTURE PROJECTS.

Approved Funding Amount: $77,000,000 – each with a defined capital plan which will be approved by the Board.

●	[**]

●	[**]

●	[**]

●	[**]

●	[**]

3)	EXPEDITED UPGRADE AND RESTART OF THE SPRINGER / BLUE MOON APT PLANT AND TUNGSTEN MINE IN NEVADA.

Approved Funding Amount: $150,000,000.

The development and restart will be defined by a capital and investment plan approved by the Board. The APT Plant Project will be run via a Company majority-owned enterprise, “Elmet APT” aka “Elmet Refining”. The Project will encompass upgrading and restarting the APT plant currently under care and maintenance capable of phase one capacity of 2,000 tons a year. The Project will also encompass a long-term offtake agreement with the Springer Mine which is co-located on the Project site.

The “Project 3 Condition”:

The obligation of DOW to consummate any Subsequent Closing pursuant to a Subsequent Funding Notice that identifies Project 3 as an expected use of proceeds shall be subject to the satisfaction or waiver in writing by DOW, in its sole discretion, of DOW receiving the following documentation, which documentation shall be reasonably satisfactory to DOW (such approval not to be unreasonably withheld, conditioned, or delayed):

[**]

4)	[**]

The “Project 4 Condition”:

The obligation of DOW to consummate any Subsequent Closing pursuant to a Subsequent Funding Notice that identifies Project 4 as an expected use of proceeds shall be subject to the satisfaction or waiver in writing by DOW, in its sole discretion, of DOW receiving substantially final versions of all transaction documents relating to [**], and such transaction documents must be reasonably satisfactory to DOW (such approval not to be unreasonably withheld, conditioned, or delayed).

5)	TRANSACTION FEES AND WORKING CAPITAL

Approved Funding Amount: $37,000,000

Working Capital to fund additional mine expansion, any project overage cost and offtake agreements, transaction fees and work force expansion to service the above projects designed to strengthen United States’s tungsten industrial base.

ANNEX II

Subsequent Funding Periods Schedule

Total Subsequent Funding Commitment Amount: $250,000,000

Subsequent Funding Period	Funding Period Commitment Amount	Subsequent Closing Preferred Shares
Beginning 6 months from the Initial Closing and ending 12 months from the Initial Closing	$50,000,000	50,000
Beginning 12 months from the Initial Closing and ending 18 months from the Initial Closing	$50,000,000	50,000
Beginning 18 months from the Initial Closing and ending 24 months from the Initial Closing	$50,000,000	50,000
Beginning 24 months from the Initial Closing and ending 30 months from the Initial Closing	$50,000,000	50,000
Beginning 30 months from the Initial Closing and ending 36 months from the Initial Closing	$50,000,000	50,000

SCHEDULE 4.06

SCHEDULE 4.16(ii)

SCHEDULE 4.18

SCHEDULE 4.24

SCHEDULE 4.27

Exhibit A

Form of Certificate of Designations

Exhibit B

Form of Investor Rights Agreement

Exhibit C

Form of Registration Rights Agreement

Exhibit D

Form of Warrant

Exhibit E

Form of Certificate of Incorporation

Exhibit F

Form of Bylaws